Exhibit 10.22

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

AZD1656 PROJECT FUNDING AGREEMENT for use in

PRETERM LABOUR

THIS AGREEMENT (the “Agreement”) is dated 02 November 2022 (the “Effective Date”) and is between:

(1)	St George Street Capital Limited (“Capital”), a private company limited by guarantee without share capital incorporated in England and Wales, company number 10537833 and also a registered charity in England and Wales (registered charity number 1171470) whose registered office is at Bates Wells Braithwaite, 10 Queen Street Place, London, United Kingdom, EC4R 1BE; and

(2)	Conduit Pharmaceuticals Limited (“Conduit”), formerly known as SGS Global Limited, a company incorporated in the Cayman Islands, company number OC-346289, whose registered office is at c/o Ogier (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands,

each a “Party” and together the “Parties”.

WHEREAS:

(A)	Capital is a UK registered charity whose objects include the advancement of medical research and development for public benefit.

(B)	The Parties entered into an Exclusive Funding Agreement dated 26 March 2021 pursuant to which Capital gave Conduit an exclusive first right to provide or procure the provision of funding to support Capital’s drug development projects (the “Exclusive Funding Agreement”).

(C)	In accordance with clause 3.4 of the Exclusive Funding Agreement, Conduit wishes to provide funding to Capital for the development of the Candidate (as defined in this Agreement) AZD1656 for the treatment of Preterm Labour (the “Field”) on the terms set out in this Agreement.

1.	DEFINITIONS

1.1	“Candidate” means AZD1656 and any co-crystals, salts, prodrugs, esters, amides, active metabolites, solvates, intermediates, fragments, derivatives (including pegylated versions and any linkers thereof), analogs and polymorphs of such compound.

1.2	“Commercialisation” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a product, including activities related to marketing, promoting, distributing, importing and exporting such product. When used as a verb, “to Commercialise” and “Commercialising” means to engage in Commercialization, and “Commercialised” has a corresponding meaning.

1.3	“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of Product by Capital, that level of efforts and resources that Capital would normally devote to the Development or Commercialization, as the case may be, of a product owned by it, or to which it has exclusive rights in relation to, which is of a similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product and the likely timing of such product’s entry into the market, the pricing and launching strategy for the respective product, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors.

1.4	“Competing Product” means any pharmaceutical or biologic product or a program directed at a pharmaceutical or biologic product that targets the same indication as the Product.

1.5	“Confidential Information” means information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the research, development, data and/or results and product information, inventions, works of authorship, processes, methodologies, the business, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, advertising and other promotional materials, future projects, business development or planning, commercial relationships and negotiations, customers, products, affairs and finances, and employees of a Party or its affiliates, and trade secrets including, technology, technical data and know-how relating to the business of such Party or its affiliates or any of their suppliers, customers, agents, distributors, shareholders, management or business contacts, whether or not such information is marked or identified as confidential, including information relating to the existence and terms of this Agreement.

1.6	“Develop” means, in relation to a Product, the performance of all preclinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, and manufacturing and regulatory activities that are required to obtain regulatory approval of such Product. When used as a verb, “to Develop” and “Developing” means to engage in Development, and “Developed” has a corresponding meaning.

1.7	“Development Plan” means a written plan for the Development of a Product, substantially in the form attached hereto as Schedule 1 (or subsequently agreed by the parties), and which will be subject to amendment from time to time.

1.8	“Disclosing Party” means a Party to this Agreement which discloses or makes available, directly or indirectly (for the avoidance of doubt including via a third party or its affiliates on the Disclosing Party’s behalf), any Confidential Information to the other Party.

1.9	“Funding” has the meaning set out in Section 3.1.

1.10	“Funding Budget” means the reasonably detailed budget for the Development of the Product setting out the anticipated costs for the Development of the Product and the expected timing, as set out in the initial budget in Schedule 2 and as amended from time to time by approval of the JSC in accordance with Section 8.

1.11	“Funding Percentage” means 100% of the total Funding Requirement.

1.12	“Funding Requirement” means the funding required by Capital to obtain, by itself or through a Third Party, the first regulatory approval and/or first commercial sale for the Product, or as otherwise agreed by the Parties, as set out in the Budget.

1.13	“Intellectual Property” means ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, electronic code, data, and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright, or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

1.14	“JSC” means the joint steering committee established by the Parties in accordance with Section 8.

1.15	“Net Receipts” means the Net Sales and the Sublicensing Revenue.

1.16	“Net Sales” means any amounts received by Capital or its affiliates related to sales of a Product other than Sublicensing Revenue and less the following permitted deductions:

1.16.1	any portion of such amounts that is payable to a third party pursuant to a legal or contractual commitment; and

1.16.2	any tax payable by Capital on such amounts.

1.17	“Product” means any product containing the Candidate (alone or with other active ingredients) in all forms, presentations, formulations, and dosage forms.

1.18	“Progress Report” means a written report prepared by Capital setting out in reasonably detail a summary of the progress made by Capital regarding the Development of the Product as described in Section 8.3.

1.19	“Project” has the meaning set out in Section 3.2.

1.20	“Receiving Party” shall mean a Party to this Agreement which receives or obtains, directly or indirectly (for the avoidance of doubt including via a third party or its affiliates on behalf of the Disclosing Party), any Confidential Information of the other Party.

1.21	“Sublicensing Revenue” shall mean all cash payments, the fair market cash value of any equity consideration (less any amounts paid for such equity consideration), and forgivable loans (to the extent actually forgiven) received by Capital or its affiliates in consideration for and directly attributable to the grant of a sublicense under any of its rights in a Product, including any royalties, upfront payments, license maintenance fees, milestone payments or the like less the following permitted deductions:

1.21.1	any portion of such amounts that is payable to a third party pursuant to a legal or contractual commitment; and

1.21.2	any tax payable by Capital on such amounts.

1.22	“Term” has the meaning set out in Section 12.1.

1.23	“Territory” shall mean worldwide.

1.24	“Third Party” means any person other than the Parties and their respective affiliates.

2.	INTERPRETATION

2.1	In this Agreement:

2.1.1	all references to a particular clause or schedule shall be a reference to that clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

2.1.2	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

2.1.3	words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

2.1.4	words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality;

2.1.5	the words “include”, “included” and “including” are to be construed without conveying any limitation to the generality of the preceding words;

2.1.6	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation;

2.1.7	all references to USD, dollars or $ are to United States Dollars

2.1.8	any reference to notices or consent being sought or given in writing shall require the consent or notice to be signed by an appropriately authorised person and shall not include consents or notices conveyed by email; and

2.1.9	in the event of any inconsistency or conflict between this Agreement and any of the Schedules, this Agreement shall prevail.

3.	FUNDING

3.1	Conduit shall provide to Capital the sums set out in the Funding Budget (the “Funding”) in accordance with the budget payment schedule set out in the Funding Budget.

3.2	The Funding will be used by Capital solely to support its Development and Commercialisation of a Product in the Field (the “Project”). The Funding provided by Conduit shall be the Funding Percentage of the Funding Requirement unless otherwise agreed between the Parties pursuant to Section 3.6. For clarity:

3.2.1	the Funding is indirect investment in the Product for use in the Field and not a loan, equity investment, gift or donation;

3.2.2	the Funding must only be used for the Project; and

3.2.3	the Parties do not consider the subject matter of this Agreement to constitute a supply of services in respect of which VAT would be payable.

3.3	Unless otherwise agreed in writing, Capital shall be responsible for any costs required to achieve the Purpose which exceed the amount of the Funding and Conduit shall have no obligation to provide any further amount to Capital in addition to the Funding.

3.4	Capital shall submit invoices to Conduit in respect of payments to be made in accordance with Schedule 2. Conduit shall endeavour to pay all undisputed invoices within ten (10) days of receipt of such invoice by Conduit. If Conduit disputes any invoice, the provisions of Section 6 shall apply. Notwithstanding Conduit’s right to dispute any invoice in accordance with Section 6, Conduit reserves the right to refuse to pay any invoice for any amount which was not incurred in respect of the Purpose and/or which was not included in the Funding Budget. Conduit shall not be in breach of this Agreement unless undisputed invoices remain outstanding for a period of more than [***].

3.5	Capital acknowledges that to ensure that Conduit has the funds required to advance the Funding to Capital as required pursuant to this Agreement, Conduit may obtain funding from Third Parties and that accordingly payment of the Funding by Conduit may be dependent on Conduit obtaining the necessary funding from such Third Parties. Conduit shall not be in breach of this Agreement if the reason for its failure to advance any of the Funding to Capital is its inability to obtain funding from Third Parties or the failure of a Third Party to advance amounts that the Third Party had committed to advance to Conduit.

3.6	If at any time Capital anticipates that the agreed Funding Budget is insufficient to complete the activities set out in the Funding Budget, Capital shall promptly inform Conduit in writing and the Parties will discuss in good faith the action to be taken. Conduit shall have the first right to provide any additional funding required to complete the Development of the Product as described in the Funding Budget and the first right to provide any further funding which may be required for Capital to complete any further Development of or the Commercialisation of the Product provided that such funding may include Conduit obtaining additional funding from a Third Party to meet such requirements. If Conduit is unable to provide any additional funding required by Capital, Capital may obtain additional funding from a Third Party and, as appropriate, the Parties shall agree in good faith any adjustment that should be made to the Funding Percentage.

4.	CONDITIONS OF FUNDING

4.1	If Capital (i) ceases to undertake the Project for any reason, or (ii) if this Agreement is terminated, and at the relevant time Capital has not spent all of the Funding, Capital shall promptly repay such unspent portion of the Funding to Conduit.

4.2	Capital shall only use any equipment purchased using the Funding for the Project in accordance with this Agreement, or as otherwise permitted in writing by Conduit.

4.3	Capital shall comply with all applicable law, regulatory requirements and ethical guidelines and principles in conducting the Project.

4.4	If to enable Capital to undertake the Project, Capital needs to enter into any agreements with any Third Party where the Funding will be used to pay any amounts due to such Third Parties or where any Intellectual Property generated using the Funding will be provided to such Third Parties (including license agreements in respect of any Intellectual Property), Conduit shall have the right to approve any such proposed Third Party agreements.

5.	PAYMENT OF REVENUE SHARE TO CONDUIT

5.1	In consideration for the advance of the Funding by Conduit to Capital, Capital shall pay to Conduit an amount equal to the Funding Percentage of the Net Receipts.

5.2	Capital shall calculate the Net Receipts at the end of each Calendar Quarter, in the currency that they are received by. Capital. Capital shall pay to Conduit the Net Receipts with respect to a given Calendar Quarter within thirty (30) days after the end of such Calendar Quarter and each such payment once made shall be non-refundable. Each payment shall be accompanied by a statement setting out the amount of Net Receipts (including such amounts expressed in local currency) and the calculation of the amount of Net Receipts for such Calendar Quarter, including details of any deductions.

5.3	All payments shall be made by Capital to Conduit without setoff, by deposit in the requisite amount to such bank account as Conduit may from time to time designate by notice to Capital.

6.	PAYMENT DISPUTES

6.1	Within sixty (60) working days of receipt of each invoice received by Conduit in accordance with Section 3.4, or statement of Net Receipts received by Conduit in accordance with 5.2, Conduit may serve a written notice on Capital disputing such invoice, whether the activities covered by the invoice are included in the Funding Budget and/or the calculation of Net Receipts (a “Dispute Notice”) and the provisions of Section 6.2 shall apply.

6.2	If Conduit serves a Dispute Notice in accordance with Section 6.1, the Parties shall, during the period of thirty (30) days commencing on the date of service of the Dispute Notice, seek in good faith to reach agreement on the disputed matters.

6.3	Capital shall maintain complete and accurate records of, and supporting documentation for, invoices submitted to Conduit and Capital’s calculation of Net Receipts pursuant to this Agreement and demonstrating that the Development and Commercialisation activities undertaken by Capital pursuant to the Project are consistent with the Funding Budget. Such records shall be retained for inspection by Conduit for at least five (5) years following the calendar year to which such records pertain.

6.4	Conduit (or its professional advisers) may during normal business hours and upon fourteen (14) days’ written notice to Capital, enter the premises of Capital and have access to the personnel, books, records and reports of Capital; and inspect, audit and take copies of relevant records, and other documents as necessary to verify Capitals compliance with the terms and conditions of this Agreement.

7.	DILIGENCE

7.1	Within thirty (60) days of the Effective Date, Capital shall prepare a Development Plan for the project and shall submit such Development Plan to the JSC for review in accordance with Section 8.2.1, and to Conduit for approval in accordance with Section 8.2.4. Capital may propose amendments to the Development Plan from time to time by submitting any amendments to the JSC for review and to Conduit for approval.

7.2	Capital shall use its Commercially Reasonable Efforts to Develop and Commercialise at least one Product in the Field in each of (i) the United States of America; (ii) each of the major European countries (being Italy, France, Germany, Spain and the United Kingdom); and (iii) Japan.

7.3	Within fourteen (14) days of the end of each month, Capital shall submit Progress Reports to Conduit in a form to be agreed between the Parties. Such Progress Reports shall set out, among other things, the Development activities undertaken by Capital in the preceding month in respect of all Products, and the Development activities which will be undertaken by Capital in the succeeding month. Capital shall prepare a Progress Report, in respect of each Product, each calendar month commencing the first calendar month following the Effective Date until expiry of the Term, unless otherwise agreed between the Parties.

8.	GOVERNANCE

8.1	Joint Steering Committee

8.1.1	Within thirty (30) days after the Effective Date, the Parties will establish the JSC which will oversee and manage the Project. Each Party initially will appoint two (2) representatives to serve as representatives to the JSC (the “JSC Representatives”). The initial representatives of Capital will be the CEO of Capital and Capital’s senior clinician working on the Project. Each JSC Representative shall have knowledge and expertise regarding developing products similar to the Product and sufficient decision-making authority within the applicable Party to make decisions on behalf of such Party within the scope of the JSC’s decision-making authority. If any such representative is not an employee of the appointing Party, such representative shall execute a confidentiality agreement in form and substance acceptable to the other Party (and, for the avoidance of doubt, the appointing Party shall remain responsible to the other Party for any noncompliance by such representative with such confidentiality obligations). Each Party may replace its JSC Representatives at any time upon written notice to the other Party.

8.1.2	The JSC chairperson (“JSC Chairperson”) shall be designated from the Parties’ JSC Representatives and shall serve for a term of one (1) year. Capital shall appoint the first JSC Chairperson and subsequent appointments will rotate on an annual basis between Capital and Conduit. The JSC Chairperson will be responsible for drafting and circulating the draft agenda and ensuring minutes are prepared.

8.1.3	From the Effective Date, through the date of completion of successful license deal and/or first regulatory approval and/or first commercial sale of the Product, the JSC will meet at least once per calendar quarter (and for clarity, such meetings are intended to be conducted via teleconference) unless the Parties mutually agree otherwise. Either Party may call a special meeting of the JSC (by videoconference or teleconference) by providing at least ten (10) days’ prior written notice to the other Party, which notice shall include a reasonably detailed description of the matter, in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.

8.1.4	The JSC may invite individuals who are not JSC Representatives to participate in JSC meetings; provided that (a) all JSC Representatives of both Parties consent to such non-member’s participation; and (b) such non-member has executed a confidentiality agreement in form and substance acceptable to the non-inviting Party (and, for the avoidance of doubt, the inviting Party shall remain responsible to the non-inviting Party for any noncompliance by such individual with such confidentiality obligations). For clarity, such non-members will have no voting rights at the JSC.

8.1.5	Each Party will bear its own expenses relating to the meetings and activities of the JSC.

8.2	JSC Responsibilities and Decision-Making

8.2.1	The JSC shall discuss and review (i) overall strategic direction of the Project; (ii) the Funding Budget and Development Plan; (iii) material changes in or amendments to the Funding Budget and Development Plan submitted by Capital or proposed by the JSC; (iv) forecasts of the estimated timeline for Development activities of the Products; and (v) any other matters the Parties mutually agree in writing shall be subject to discussion and review by the JSC.

8.2.2	The JSC shall discuss, review and approve (i) any increases or decreases in the Funding Budget, and (ii) any other matters the Parties mutually agree in writing shall be subject to approval by the JSC.

8.2.3	The JSC shall have no authority to (i) amend, modify or waive compliance with this Agreement, or (ii) resolve any dispute concerning the validity, interpretation, construction of, or breach of this Agreement.

8.2.4	Conduit shall have the sole right to approve any amendments to Funding Budget and the Development Plan, taking into account any reasonable comments of the JSC.

9.	EXCLUSIVITY COMMITMENT

During the Term, Capital shall not, either by itself or through a Third Party, conduct human clinical trials of, or sell, offer for sale or have sold any Competing Product.

10.	INTELLECTUAL PROPERTY

10.1	Each Party will retain all right, title and interest in and to all Intellectual Property owned or controlled by such Party as of the Effective Date (“Existing Intellectual Property”).

10.2	All Intellectual Property developed by or on behalf of Capital as a result of Capital undertaking the Project (“Arising Intellectual Property”) shall be assigned or sub-licensed to Conduit.

10.3	Capital shall use Commercially Reasonable Efforts to prosecute, protect, defend and maintain the validity and enforceability of its Existing Intellectual Property and Conduit shall use Commercially Reasonable Efforts to prosecute, protect, defend and maintain the validity and enforceability of the Arising Intellectual Property.

11.	CONFIDENTIALITY

11.1	Confidential Information. Except to the extent expressly authorized by this Agreement or by the Disclosing Party in writing, during the Term and for years thereafter, the Receiving Party shall maintain in confidence and shall not disclose to any third party or use for any purpose other than to exercise its rights or fulfil its obligations pursuant to this Agreement any Confidential Information of the Disclosing Party. Receiving Party may use the Confidential Information only to the extent required to perform its activities under this Agreement and for no other purpose. Receiving Party shall not use the Confidential Information for any purpose or in any manner that would constitute a violation of applicable laws. Both Parties shall ensure that all of its officers, employees, consultants, agents, subcontractors, third party vendors, investigators or contractors who receive or are in possession of any Confidential Information of the other Party understand and shall be bound by confidentiality provisions at least as stringent as the confidentiality obligations in this Agreement. Except as expressly set out in this Agreement the Parties agree that each Party is and shall remain the exclusive owner of its respective Confidential Information.

11.2	Exceptions. The obligations of confidentiality and nonuse set forth in Section 11.1 shall not apply to any specific portion of information that Receiving Party can demonstrate by competent written evidence: (a) is in the public domain or comes into the public domain through no fault of Receiving Party; (b) is furnished to Receiving Party by a third party rightfully in possession of such information not subject to a duty of confidentiality with respect thereto; (c) is already known by Receiving Party without restriction at the time of receiving such Confidential Information as demonstrated by files in existence at such time; or (d) is independently developed by Receiving Party without access to the Confidential Information.

11.3	Authorized Disclosure. Notwithstanding the foregoing in this Section 9, the Receiving Party may disclose certain Confidential Information to the extent such disclosure is required by applicable laws or regulation (including the regulatory requirements of a stock exchange), or pursuant to a valid order of a court or other governmental body having jurisdiction, provided that the Receiving Party to the extent permitted by applicable laws, provides the Disclosing Party with reasonable prior written notice of such disclosure and reasonable assistance to the Disclosing Party’s reasonable and lawful actions to avoid and/or minimize the extent of such disclosure, all at the Disclosing Party’s expense. In the event of a limited disclosure of the Confidential Information as set forth in this Section 11.3, Receiving Party shall continue to treat such information as Confidential Information for all other purposes and subject to the other terms and conditions of this Agreement.

11.4	Publication; Use of Names. Under no circumstances may either Party use the name of the other Party or any of its personnel in any publication or any form of advertising without such other Party’s prior written consent such consent not to be unreasonably withheld.

11.5	Third Party Confidential Information. Neither Party shall disclose to the other Party any confidential or proprietary information that belongs to any third party unless Disclosing Party first obtains the consent of such third party and enters into a separate confidentiality agreement with Receiving Party covering that disclosure. Receiving Party shall not represent to Disclosing Party as being unrestricted any designs, plans, models, samples, or other writings or products that Receiving Party knows are covered by valid Intellectual Property protection belonging to a third party.

11.6	Return of Confidential Information. Upon written request and at the expense of the Disclosing Party, Receiving Party shall promptly return or destroy all documents, notes, and other tangible materials representing Disclosing Party’s Confidential Information and all copies thereof; provided, however, that Receiving Party may retain a single archival copy of the Confidential Information for the sole purpose of facilitating compliance with the surviving provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Receiving Party shall not be required to destroy any computer files stored securely by the Receiving Party that are created during automatic system back-up. The Receiving Party shall continue to be bound by its obligations of confidentiality and non-use under this Agreement as set forth herein.

11.7	Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this Section 9 by Receiving Party may cause immediate and irreparable harm to Disclosing Party that may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach by Receiving Party, and in addition to any remedies available at law, Disclosing Party shall have the right to secure equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

12.	TERM AND TERMINATION

12.1	Term. This Agreement shall commence upon the Effective Date and continue until terminated (the “Term”).

12.2	Termination by Conduit. If at any time Capital ceases the conduct of the Development or Commercialisation of the Products in accordance with the Development Plan, Conduit shall not be obliged to make any further advances of the Funding to Capital. Capital shall provide Conduit with a reasonable explanation of the reason why it has ceased such activities. If Capital does not resume the Development or Commercialisation activities in accordance with the Development Plan within [***] of the date of cessation of such activities, Conduit shall have the right to terminate this Agreement in its entirety or in respect of the relevant Product only with immediate effect by giving notice in writing to Capital.

12.3	Termination for Material Breach. Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party materially breaches this Agreement, and does not fully cure the breach to the non-breaching Party’s satisfaction within ninety (90) days after the non-breaching Party gives notice of the breach to the breaching Party.

12.4	Termination for Insolvency. Either Party may terminate this Agreement upon written notice to the other Party if the other Party makes an assignment for the benefit of creditors, or commences a case or proceeding under any bankruptcy, reorganization, insolvency, or similar laws, has a trustee or receiver or similar officer of any court appointed for such Party, or for substantial part of the property of such Party, or bankruptcy, reorganization, insolvency, or liquidation proceedings are instituted by or against such Party without such proceedings being dismissed, in each of the foregoing cases for a period of at least sixty (60) days.

12.5	Effect of Termination. If Conduit terminates this Agreement pursuant to Section 12.2, pursuant to Section 12.3 in the case of Capital’s material breach or pursuant to Section 12.4 in the case of Capital’s insolvency Capital shall grant and hereby grants to Conduit a nonexclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up, sublicensable (through multiple tiers) licence under any and all of Capital’s Existing Intellectual Property embodied within, necessary or reasonably useful for the exploitation of the Arising Intellectual Property and the Product.

12.6	Provisions to continue on termination. The termination of this Agreement howsoever arising will be without prejudice to the rights and duties of any Party accrued prior to termination. The following Clauses will continue to be enforceable notwithstanding termination: Clauses 4.2, 4.4, 5, 6, 7.3, 9, 10, 11, 13.4, 14, 15, 16, 17, 19, 20, 21, 22, 23, 24 and 25.

13.	WARRANTIES AND INSURANCE

13.1	Each Party warrants as of the Effective Date that (a) it has the full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, (c) this Agreement is binding upon it; and (d) that the terms of this Agreement are not inconsistent with its other contractual arrangements.

13.2	Capital warrants that, as of the Effective Date:

13.2.1	its publicly filed accounts give a true and fair view of its financial position;

13.2.2	it is solvent and has disclosed to Conduit all material information regarding its financial position;

13.2.3	it has no indebtedness and it covenants that it shall not incur, create, assume, or permit to exist any indebtedness during the Term without the prior written permission of Conduit; and

13.2.4	to the best of its knowledge its Development and Commercialisation of a Product in accordance with the Development Plan will not infringe the intellectual property rights of any Third Party.

13.3	Except to the extent expressly set out in Section 9.1 and 13.2, all warranties, express, statutory or implied and whether written or oral related to the subject matter of this Agreement are, to the fullest extent permissible by law, excluded. Without limiting the generality of the foregoing, the Parties acknowledge that the Candidate is experimental and at a very early stage of development and as such there is no guarantee the Development of the Candidate will result in asset that can be Commercialised. Capital shall have no liability to Conduit, in contract, tort or otherwise, in the event the Development of the Candidate does not result in asset that can be Commercialised.

13.4	Capital shall have and maintain, at its sole cost and expense, an adequate liability insurance (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement, the Products and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the relevant industry generally. Such liability insurance shall insure against all types of liability, including personal injury, physical injury or property damage arising out of Capital’s activities. This Section 13.4 shall not create any limitation on the Parties’ liability under this Agreement. Capital shall provide a copy of such insurance policy to Conduit promptly on request from Conduit.

14.	FORCE MAJEURE

14.1	The failure of either of the Parties to perform any obligation under this Agreement solely by reason of force majeure shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall continue to take all reasonable actions within its power to comply as fully as possible herewith.

15.	NOTICES

Each Party shall deliver all notices, consents, and approvals required or permitted under this Agreement in writing in English to the other Party to the addresses specified below. Each Party may change its address for receipt of notice by giving notice of such change to the other Party. Notices shall be sent by electronic mail, overnight courier, certified mail, return receipt requested, or by other means of delivery requiring a written acknowledged receipt. All notices shall be effective upon receipt.

If to Conduit: Conduit Pharmaceuticals Limited, c/o Ogier (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands If to Capital: Bates Wells Braithwaite, FAO St. George Street Capital, 10 Queen Street Place, London, England, EC4R 1BE

16.	NO PARTNERSHIP

16.1	Nothing in this Agreement shall create a partnership. Neither Party is an agent or employee of the other Party and neither Party shall have the authority or power to make any statements, representations or commitments of any kind, nor to take any action which is binding on the other Party, except as may be explicitly provided for herein or authorised by the other Party in writing.

17.	ASSIGNMENT

17.1	Neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed); provided, that (a) a Party may make such an assignment without the other Party’s consent to (i) its affiliate, or (ii) to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates, and (b) Conduit may make an assignment of its right to receive Net Receipts (and related reports) pursuant to Section 3 to an affiliate or a third party without Capital’s consent.

18.	COUNTERPARTS

18.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement.

19.	FURTHER ASSURANCES

19.1	Each of the Parties shall take, or cause to be taken, all actions necessary, proper, or advisable under applicable laws to give effect to the provisions of this Agreement.

20.	THIRD PARTY RIGHTS

20.1	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the Parties shall have any rights under it.

21.	SEVERABILITY

21.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

21.2	If any provision of this Agreement (or part of any provision) is or becomes illegal, invalid or unenforceable but would be legal, valid and enforceable if some part of it was deleted or modified, the provision or part-provision in question shall apply with such deletions or modifications as may be necessary to make the provision legal, valid and enforceable. In the event of such deletion or modification, the Parties shall negotiate in good faith and acting reasonably in order to agree the terms of a mutually acceptable alternative provision.

22.	EXPENSES

22.1	Except as expressly provided for in this Agreement, each of the Parties shall bear their own costs in relation to the investments and the contributions to be made pursuant to this Agreement.

23.	VARIATION

23.1	No variation of or amendment to this Agreement shall be effective unless made in writing and signed by authorised representatives of both Parties.

24.	WAIVERS

24.1	The failure or delay of either Party to enforce or to exercise, at any time or for any period of time, any term of or any right, power or privilege arising pursuant to this Agreement does not constitute and shall not be construed as a waiver of such term, right, power or privilege and shall in no way affect either Party’s right later to enforce or exercise it, nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

25.	APPLICABLE LAW

25.1	This Agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by English law and on acceptance the parties submit to the non-exclusive jurisdiction of the courts of England.

[Signatures Follow]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

Signed by Dr. David Tapolczay for and on behalf of	/s/ David Tapolczay
ST GEORGE STREET CAPITAL LIMITED	Director

Signed by Dr. Andrew Regan for and on behalf of	/s/ Andrew Regan
CONDUIT PHARMACEUTICALS LIMITED	Authorised Signatory

Schedule 1

Form Development Plan

Schedule 2

Funding Budget